Exhibit 99.1

FOR IMMEDIATE RELEASE

Active Power Announces Third Quarter 2007 Results

Company improves margins; lowers cash burn and operating losses

AUSTIN, Texas (Oct. 26, 2007) – Active Power, Inc. (NASDAQ: ACPW) today announced results for its third quarter ended Sept. 30, 2007. Revenue for the third quarter of fiscal 2007 was $8.2 million, a 44 percent increase from the same period last year, and down 10 percent from the previous quarter. For the first nine months of 2007, revenue was $23.4 million, a 40 percent increase over the $16.8 million recorded in the same period of 2006. Quarterly cash burn results are $2.8 million, which includes $1.5 million in one-time historical stock option review expenses.

For the quarter, Active Power reported a record gross profit margin of 19 percent compared to 16 percent in the same period last year and 17 percent in the previous quarter. The continuing increase in gross profit margins is attributable to improved margins on direct sales transactions compared to the previous periods and from increases in service revenues that generate higher margins.

Net loss for the quarter was $3.5 million, or 6 cents per share, compared to a net loss of $4.9 million, or 10 cents per share, for the same period last year and a net loss of $4.6 million, or 9 cents per share in the previous quarter. The higher revenues and lower expenses resulted in a 29 percent reduction in operating losses compared to Q3 of 2006.

“We continue to see improving financial results as we execute on our strategy of geographic expansion, multi-channel distribution, service and selling solutions,” said Jim Clishem, president and CEO of Active Power. “Our efforts to increase direct sales and service business are advancing us closer to operating profitability. This quarter continued to yield improvements in gross margins and cash burn. This combined with substantial year-over-year revenue gains are indicative of the market acceptance of Active Power’s highly efficient, reliable and green critical power solutions.”

Cash and investment usage for the quarter was $2.8 million, which included $1.5 million for costs associated with the review of Active Power’s historical stock option granting practices. This compares to usage of $4.4 million in the previous quarter and $6.3 million in Q3 of 2006. Cash and investments at Sept. 30, 2007 were $22.8 million after the completion of a private placement of shares in August 2007 that resulted in net proceeds to the Company of $13.1 million.

Recent Business Highlights

•	Direct sales accounted for 73 percent of total Q3 sales, while indirect channels contributed 27 percent.

•	EMEA sales revenue increased by 48 percent compared to the prior quarter and 138 percent compared to the same period of 2006.

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Service revenues for the first nine months of 2007 were 64 percent higher compared to prior year levels, reflecting the benefits of establishing a direct sales model and selling full solutions. Direct sales afford Active Power the ability to provide pre- and post-sales support to end users while building brand equity.

•	Booked a 7.6 MW sale of containerized UPS solutions for a European IT customer and shipped the first two of eight containers. This order incorporates the Company’s 1500ic modularized UPS product.

•	Announced three major customer orders totaling 10.8 MW of power all for data center applications.

•	Completed a private placement of shares in August that resulted in net proceeds to the Company of $13.1 million.

•	Secured a new $5 million revolving bank line of credit facility.

•	Shipped equipment to eleven countries in Q3, which represented 56 percent of revenue.

Outlook

Active Power expects Q4 2007 revenue to be approximately $9 to $10 million and Q4 earnings per share to be a loss of approximately 5 to 7 cents, excluding any further costs that may be associated with the stock option review. The Company expects cash and investments usage in Q4 to be between $3 and $4 million as it pays between $1 and $2 million for previously expensed costs associated with the stock option review.

Conference Call Details

Active Power will host a conference call today, Friday, Oct. 26, 2007, at 11:00 a.m. Eastern Time, to further review fiscal Q3 results. Interested parties can listen via Web cast at http://www.videonewswire.com/event.asp?id=43407. A replay of the Web cast will be available until Nov. 9, 2007. Investors may also access the live broadcast and replay through the Company’s Web site at www.activepower.com.

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About Active Power

Active Power (NASDAQ: ACPW) provides efficient, reliable and green critical power solutions and uninterruptible power supply (UPS) systems to enable business continuity in the event of power disturbances. Founded in 1992, Active Power’s flywheel-based UPS systems protect critical operations in data centers, healthcare facilities, manufacturing plants, broadcast stations and governmental agencies in more than 40 countries. Active Power also offers CoolAir, the only solution that provides both backup power and backup cooling. With expert power system engineers and worldwide services and support, Active Power ensures organizations have the power to perform. For more information, please visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements

This release may contain forward-looking statements that involve risks and uncertainties. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Specific risks include delays in new product development, product performance and quality issues and the acceptance of our current and new products by the power quality market. Please refer to Active Power filings with the Securities and Exchange Commission for more information on the risk factors that could cause actual results to differ.

Active Power, the Active Power logo, CleanSource and CoolAir are registered trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Investor Contact:	Active Power Media Contact:
John Penver	Lee Higgins
Chief Financial Officer	Public Relations Manager
512-744-9234	512-744-9488
jpenver@activepower.com	lhiggins@activepower.com

ACTIVE POWER, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Product revenue	$7,007	$4,823	$20,003	$14,702
Service and spares revenue	1,227	905	3,386	2,061

Total revenue	8,234	5,728	23,389	16,763

Cost of product revenue	5,675	4,134	17,055	14,296
Cost of service and spares revenue	974	686	2,865	1,829

Total cost of revenue	6,649	4,820	19,920	16,125

Gross profit	1,585	908	3,469	638

Operating expenses:
Research and development	1, 412	2,001	4,322	6,290
Selling and marketing	2,654	2,496	7,900	7,802
General & administrative	1,244	1,689	6,451	5,315

Total operating expenses	5,310	6,186	18,673	19,407

Operating loss	(3,725)	(5,278)	(15,204)	(18,769)

Interest income	207	346	567	1,122

Other income (expense)	6	6	55	338

Net loss	$(3,512)	$(4,926)	$(14,582)	$(17,309)

Net loss per share, basic & diluted	$(0.06)	$(0.10)	$(0.28)	$(0.35)
Shares used in computing net loss per share, basic & diluted	55,210	49,795	51,821	49,542

Comprehensive loss:
Net loss	$(3,512)	$(4,926)	$(14,582)	$(17,309)
Translation gain (loss) on subsidiaries in foreign currencies	217	34	111	31
Unrealized gain (loss) on investments in marketable securities	9	45	26	(39)

Comprehensive loss	$(3,286)	$(4,847)	$(14,445)	$(17,317)

ACTIVE POWER, INC.

CONDENSED BALANCE SHEETS

(In thousands)

	September 30, 2007	December 31, 2006
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$18,380	$7,652
Short-term investments in marketable securities	4,398	13,059
Accounts receivable, net	6,910	7,671
Inventories	10,663	10,279
Prepaid expenses and other	626	492

Total current assets	40,977	39,153
Property and equipment, net	6,291	7,341
Deposits and other	356	232

Total assets	$47,624	$46,726

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$1,464	$2,663
Accrued expenses	5,650	4,715
Deferred revenue	1,541	570

Total current liabilities	8,655	7,948

Long-term liabilities	25	—

Stockholders’ equity:
Common stock	60	50
Treasury stock	(5)	(5)
Additional paid-in capital	258,120	243,519
Accumulated deficit	(219,347)	(204,765)
Other accumulated comprehensive income (loss)	116	(21)

Total stockholders’ equity	38,944	38,778

Total liabilities and stockholders’ equity	$47,624	$46,726